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EXHIBIT 99

News Bulletin                                                    BI Incorporated
    From:                                                      6400 Lookout Road
The Financial Relations Board                                  Boulder, CO 80301
    BSMG Worldwide                                   Web Site: http://www.bi.com
                                                               -----------------

                                                                    Nasdaq: BIAC


At the Company:                                      At FRB:
---------------                                      -------
Jackie Chamberlin                                     Tony Ebersole
Chief Financial Officer                               (312) 640-6728
(303) 218-1000                                        tebersol@frb.bsmg.com



                             At SunTrust Equitable
                             ---------------------
                                  Chuck Byrge
                                (615) 780-4159


FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 30, 1999

                  BI INCORPORATED RETAINS SUNTRUST EQUITABLE
                        ADOPTS SHAREHOLDER RIGHTS PLAN



BOULDER, COLORADO, November 30, 1999 -- BI Incorporated (Nasdaq: BIAC), the leading provider of integrated technology systems and treatment services for community-based corrections, announced today that it has retained SunTrust Equitable Securities to evaluate financial and strategic alternatives to enhance shareholder value. Among the alternatives being explored are joint ventures, mergers, acquisitions and strategic alliances.

Dave Hunter, Chief Executive Officer commented, "The Board of Directors of BI has directed the officers of the Company to explore financial and business strategies with a view to enhancing shareholder value. Opportunities in the criminal justice and public safety sectors are strong and we believe BI's market leadership position in the industry is not currently reflected in the Company's valuation."

Hunter went on to explain that the Company's five year strategy calls for the substantial expansion of its Electronic Monitoring and Community Correctional Services businesses. "BI is looking to associate with a compatible partner who shares BI's vision of the future," Hunter said.
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Over the past seventeen years, BI has built a reputation for innovation in technology and programs directed toward community-based offenders at the federal, state and local government levels throughout the United States. The Company's culture and the success it has enjoyed are premised upon high quality relationships with its employees and customers. "It is the Company's desire," Hunter stated, "to see this level of commitment continued as we achieve a much larger corporate impact on the corrections problems faced by the nation."

BI also announced that concurrently its Board of Directors has adopted a Stockholder Rights Plan (the "Plan"). Mr. Hunter noted "The Plan is similar to those of other public companies and assures that BI's desire to enhance shareholder value by means of a careful consideration of strategic alternatives is done rationally. The Plan is designed to provide the Company ample time to consider fair and compatible offers from parties interested in pursuing constructive strategic paths with the Company. The Plan also optimizes the probability of fair compensation for all the shareholders by encouraging interested parties to negotiate with the Board of Directors."

The Plan creates a dividend of one right for each outstanding share of the Company's Common Stock. These rights are represented by the Company's Common Stock. There are no separate certificates or market for the rights.

The rights will not become exercisable or trade separately from the Common Stock unless one or both of the following conditions are met: a public announcement that a person has acquired 15% or more of the Common Stock, or a tender or exchange offer is made for 15% or more of the Common Stock. Under certain circumstances described in the Plan, the rights entitle the holders to buy the Company's stock at a 50% discount.

The distribution of the rights will be made to stockholders of record as of December 10, 1999. Stockholders of record will receive a separate mailing describing the Plan and a copy of the Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission with a report on Form 8K by December 6, 1999.

BI Incorporated is headquartered in Boulder, Colorado and provides electronic monitoring equipment and community correctional services to the criminal justice market worldwide. For the fiscal year ended 6/30/99, revenue rose 17% to $68.4 million. Net income from continuing operations rose 39% to $4.2 million.

Certain information above contains forward-looking statements that involve risk and uncertainties. Management believes that its expectations are based on reasonable assumptions. However, no assurances can be given that its goals will be achieved. It should be noted that the earnings history of the Company has not been consistent year to year. Factors that could cause actual results to differ materially include, but are not limited to: fluctuations due to timing of award of government contracts; pricing pressures; change in federal, state and local regulations; liability in excess of insurance coverage; new product introductions by competitors or unexpected delays of new product
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introductions by the Company; raw material availability; changes in telecommunications regulations or technologies; the loss of a material contract through lack of appropriations or otherwise; or the inability of the Company or others upon which it depends to adequately address and correct problems resulting from "year 2000" issues.

       For more information on BI Incorporated via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the Company symbol BIAC, or visit BI's web site at www.bi.com